Exhibit (j)
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Trustees
Legg Mason Partners Trust II:
We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Legg Mason Partners Global Equity Fund (formerly Smith Barney International Large Cap Fund), a series of Legg Mason Partners Trust II (formerly Smith Barney Trust II), as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
November 28, 2006